Filed pursuant to Rule 433

Registration Statement Nos. 333-126750-07 and 333-126750

August 10, 2006

JPMORGAN CHASE CAPITAL XVIII

$750,000,000

6.950% CAPITAL SECURITIES, SERIES R

Issuer:	JPMorgan Chase Capital XVIII (the “Trust”), a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase

Securities:	6.950% Capital Securities, Series R

Legal Format:	SEC Registered

Aggregate Liquidation Amount:	$750,000,000

Liquidation Amount:	$1,000 per capital security

Coupon:	6.950% until Scheduled Maturity Date

CUSIP/ISIN:	481227AA4/US481227AA49

Ratings:	Moody’s Investors Service: A2 Standard & Poor’s: A- Fitch: A

Settlement Date:	August 17, 2006 (T+5)

Scheduled Maturity Date:	August 17, 2036

Final Repayment Date:	August 1, 2066

Interest Payment Dates:	Paid semi-annually on each February 17 and August 17, commencing February 17, 2007, until Scheduled Maturity Date

Reference Treasury Benchmark Yield:	5.120% (5.375% due February 15, 2031)

Spread to Benchmark Treasury:	185 basis points (1.85%)

Day Count Convention:	30/360, until Scheduled Maturity Date

Interest Rate after Scheduled Maturity Date:	One-month LIBOR plus 2.33% payable the 17th day of each calendar month based on Actual/360

Redemption at Par:	Anytime after Scheduled Maturity Date

Make-Whole prior to Scheduled Maturity Date:	Discounted present value of Treasury plus 37.5 basis points

Redemption for Tax Event:	Greater of par and discounted present value of Treasury plus 50 basis points.

Redemption for Capital Treatment Event:	At par

Deferral Provision:	The Trust will defer payments on the 6.950% Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debt securities. Payments cannot be deferred beyond the maturity date of the junior subordinated debt securities on August 1, 2066. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:	A replacement capital covenant will apply until August 1, 2056. The dates referred to in the prospectus supplement on which the “applicable percentage” and the types of securities that constitute “qualifying capital securities” (as therein defined) will change are August 1, 2016 and August 1, 2036.

Public Offering Price:	$99.749

Underwriting Commissions:	$11,250,000

Use of Proceeds:	General corporate purposes.

Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.

Co-Managers:	Keefe, Bruyette & Woods, KeyBanc Capital Markets, a division of McDonald Investments Inc., Morgan Keegan & Company, Inc., SunTrust Capital Markets, Inc., Wells Fargo Securities, LLC, The Williams Capital Group, L.P.

Allocation:	Aggregate Liquidation Amount
J.P. Morgan Securities Inc.	$705,000,000
Keefe, Bruyette & Woods	$7,500,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	$7,500,000
Morgan Keegan & Company, Inc.	$7,500,000
SunTrust Capital Markets, Inc.	$7,500,000
Wells Fargo Securities, LLC	$7,500,000
The Williams Capital Group, L.P.	$7,500,000

Total	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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